Exhibit 10.1

Execution Version

COMMERCIAL AGREEMENT

This COMMERCIAL AGREEMENT (this “Agreement”) is entered into as of October 16, 2023 (the “Effective Date”), by and between Lieber Institute, Inc. (d/b/a: Lieber Institute for Brain Development) (“LIBD”) and BullFrog AI Management, LLC (“BFAI” or “BullFrogAI”). Each of BFAI and LIBD is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

WHEREAS, LIBD is a non-profit, medical research institute dedicated to performing research regarding the causes, prevention and treatment of mental health disorders;

WHEREAS, LIBD owns and controls certain brain-related data;

WHEREAS, BFAI is engaged in the development and commercialization of AI and machine learning solutions to advance medicine and improve human health; and

WHEREAS, the Parties entered into a Data Use and Technology Partnership Agreement for the purpose of engaging in research and development initiatives of various brain disorders, to identify new biomarkers or drug targets of interest and commercializing products and services derived from LIBD data, dated as of September 7, 2023 (the “Data Agreement”); and

WHEREAS, the Parties entered into a binding Memorandum of Understanding, dated as of September 7, 2023, setting forth the key terms for an agreement for commercialization of products and services developed under the Data Agreement (the “MOU”); and

WHEREAS, the Parties desire to enter into this Agreement regarding commercializing Licensed Products developed through the Data Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

Whenever used in this Agreement with an initial capital letter, and not defined elsewhere in this Agreement or the Data Agreement, the terms defined in this Section 1 shall have the meanings specified.

1.1 “Accounting Standards” means the accounting standards applicable to BFAI or its Affiliates as reported in their audited financial statements, and may include Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS)

1.2 “Activities” means any and all activities directed to the marketing and promotion of a Licensed Product and may include pre-launch and post-launch marketing, promoting, distributing, offering to Sell and Selling a Licensed Product, and importing a Licensed Product for Sale.

1.3 “Affiliate” means any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, (b) fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or (c) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.4 “BFAI Background Technology” means any Technology or Intellectual Property Rights that are used by BFAI, or provided by BFAI for use, pursuant to this Agreement and that is (a) owned by or licensed to BFAI as of the Effective Date or (b) developed or conceived by employees of, or consultants to, BFAI on and after the Effective Date in the conduct of activities outside this Agreement.

1.5 “Calendar Quarter” means, with respect to the first such Calendar Quarter, the period beginning on the Effective Date and ending on the last day of the calendar quarter within which such Calendar Quarter falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.6 “Commercialization” or “Commercialize” means an agreement with a pharmaceutical company for the provision of a Licensed Product for monetary value.

1.7 “Confidential Information” means and includes but is not limited to any technical and business information, LIBD Data, data, trade secrets, software or know how or other related proprietary business information and data, in any case whether such information is provided in tangible or intangible form, written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium if it is labeled or declared “Confidential” or if a party may reasonably assume that the information received must be treated confidential.

1.8 “Finished” as it relates to LIBD Data, means data that is in a form ready for publication.

1.9 “First Commercial Sale” means, with respect to any Licensed Product, the first Sale for value or for end-use of such Licensed Product. For purposes of this definition, any Sale to a BFAI affiliate will not constitute a First Commercial Sale unless the affiliate is the last entity in the distribution chain of the Licensed Product.

1.10 “Fiscal Quarter” means one calendar quarter beginning January 1, April 1, July 1, or October 1.

1.11 “Fiscal Year” means the year starting January 1 and ending December 31.

1.12 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, pandemic, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

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1.13 “Intellectual Property Right” means all intellectual property rights worldwide arising under statutory or common law or by agreement and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto; all (b) Patent Rights; (c) rights associated with works of authorship including copyrights and mask work rights, including all applications, registrations and renewals thereof; (d) data and database rights; (e) proprietary formulations, proprietary technology, know-how, trade secrets, rights in unpatented know-how; (f) all computer software (including data and related documentation), whether purchased, licensed or internally or jointly developed; (g) any other intellectual or industrial property rights or improvements of any nature whatsoever, including moral rights; and (h) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

1.14 “LIBD Data” means LIBD’s Finished brain-related data, including but not limited to DNA methylation, RNAseq, genomic, DNA methylation, cell-line, clinical, and imaging data, and the data set forth in Exhibit B to the Data Use Agreement. For clarity, LIBD’s obligations to provide BullFrogAI with LIBD Data are subject to existing encumbrances imposed by sponsor guidelines or restrictions. LIBD Data does not include LIBD’s drug development data.

1.15 “LIBD-Generated Sale” means a Sale to BFAI, where LIBD introduced, initiated, facilitated or proposed such Sale to BFAI and such introduction resulted in that sublicense agreement.

1.16 “Licensed Field” means the application of Machine Learning and/or Artificial Intelligence for research and development in drug development, excluding incidental uses of machine learning and/or artificial intelligence on data derived from research. For clarity, Licensed Field specifically includes therapeutic products, patient selection strategies, and target identification, but excludes diagnostics.

1.17 “Licensed Product” means any product or service which incorporates, results from, or is derived from LIBD Data and that BFAI or its affiliate develops during the Term of the Data Agreement, and any improvements thereof after the term of the Data Agreement, and all Licensed Products or services derived therefrom by BFAI or its affiliates. Licensed Products may include, but are not limited to, biomarker and target identification, target validation, mapping unmet needs, identifying genetic risk factors and predictive modeling. Licensed Products, as developed by BFAI, will be identified and defined in a disclosure to LIBD and thereafter listed in and added to Exhibit A hereto. If LIBD disputes the definition or description of a Licensed Product, it shall promptly notify BFAI of the dispute, and the Parties shall consult over the thirty (30) day period following such notice in order to reach mutual agreement on the definition and/or description, such agreement not to be unreasonably withheld. If the Parties are unable to reach agreement during this time period, the dispute shall be referred to and finally resolved by arbitration pursuant to the provisions of Section 11.

1.18 “Machine Learning and/or Artificial Intelligence” means computer systems able to perform tasks that normally require human intelligence, including a system or model that is intended to generate data, mine data, identify patterns in data, or produce insights or correlations, or make predictions, recommendations, or decisions, or that operates using machine learning, logic, knowledge-based approaches, or other approaches designed to approximate significantly enhanced cognitive abilities.

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1.19 “Net Sales” means and includes everything of value received by BFAI or its Affiliates for the Sale of Licensed Products, including anything of value received from Sublicensees for Sublicenses. Net Sales include currency and the fair market value of equity, intangible rights, services, and other things of value provided to, or received by, BFAI, its Affiliates, and its Sublicensees for the Sale of Licensed Products. Net Sales may be calculated using the accrual or cash method, but such calculation must (a) be consistent from month to month and year to year and (b) use the same method used generally by BFAI in reporting its business activity for applicable Accounting Standards. The following items are excluded from Net Sales only to the extent that they are separately invoiced:

(i) import, export, excise and sales taxes, and custom duties, only to the extent that such taxes are not reimbursed or refunded to BFAI, its Affiliates, or Sublicensees;

(ii) costs of packing, shipping, insurance covering damage during shipping, and transportation from the place of manufacture to the customer’s premises or point of installation;

(iii) credits (including credit card charge-backs) or allowances, refunds or discounts, if any, actually granted on account of price adjustments, recalls, rejection or return of services previously sold, leased or otherwise disposed of; provided, that such deductions or exclusions shall be determined in accordance with applicable Accounting Standards, consistently and strictly applied;

(iv) in the case of payments from Sublicensees for the reasonable and documented cost of research and development services performed by BFAI or its Affiliates with respect to a Licensed Product which are valued at the actual direct cost of such activities, if BFAI or its Affiliates is required to perform such services for Sublicensee (and subject to LIBD’s audit rights under Section 5.4); and

(v) use of Licensed Products in clinical or pre-clinical trials or other development activities or disposal of Licensed Products, given as free samples, or distributed at no charge to patients unable to purchase Licensed Products, for purposes of a commercially reasonable sampling program.

1.27 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and priority rights) in any country in the Territory, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

1.28 “Payment Term” means the period commencing on the First Commercial Sale of such Licensed Product and continuing until the expiration or termination of this Agreement.

1.29 “Sale”, “Sold” or “Sell” means any transaction for value, including but not limited to, the sale, license, sublicense, lease, other transfer or in the case of a service, the performance.

1.30 “Sublicensee” means any Third Party (other than an Affiliate) to which BFAI, or its Sublicensees, grants (directly or indirectly) a license or sublicense of some or all of the rights granted to BFAI under Section 2.1, to the extent permitted in this Agreement. For clarity, an agreement pursuant to which BFAI assigns this Agreement pursuant to Section 12.8 shall not be a Sublicense.

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1.31 “Territory” means worldwide.

1.32 “Third Party” means any person or entity other than BFAI and LIBD and their respective Affiliates.

2. LICENSE

2.1 License to BFAI. LIBD Subject to the terms and conditions of this Agreement, LIBD hereby grants to BFAI a worldwide, royalty-bearing license during the Term and in the Licensed Field, including the right to sublicense, to use the Deliverables, and LIBD’s Intellectual Property Rights in the data therein, to (i) use, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import and have imported Licensed Products and (ii) to develop, have developed, make, have made Licensed Products that are derived from Licensed Products developed during the term of the Data Agreement, and any improvements made following the Term. For absolute clarity, BFAI is prohibited from sublicensing LIBD Data.

2.2 Exclusivity. For each Licensed Product, the license granted in Section 2 shall be exclusive, provided that exclusivity for a Licensed Product will terminate automatically if BFAI (i) fails to initiate the process of a First Commercial Sale of such Licensed Product within one (1) year after such Licensed Product is listed in Exhibit A or (ii) fails to make a First Commercial Sale of such Licensed Product within two (2) years after such Licensed Product is listed in Exhibit A, and provided further that beginning on the date three (3) years following the date of the First Commercial Sale of the Licensed Product, LIBD shall have the right, by written notice, to change the license to non-exclusive and in such case the revenue share shall be adjusted according Section 5.1.2. For the avoidance of doubt, BFAI has no exclusivity, and retains no rights in, chemical entities and the related biomarkers and patient selection strategies that follow, developed by LIBD using internally developed and open source artificial intelligence software.

3. LICENSED PRODUCTS

3.1 Responsibility for Activities of Licensed Products. BFAI shall have the sole right and responsibility for all aspects of Licensed Products Activities in the Territory.

3.2 Provision of Licensed Products to LIBD. BFAI agrees to provide all Licensed Products to LIBD free of charge solely for LIBD’s internal research purposes. If LIBD derives any revenue from commercialization of Licensed Products (regardless of how they are labeled or if they are repackaged to include non-substantive or insignificant additions), LIBD shall pay BFAI a royalty of 70% of Net Sales or sublicense fees received by LIBD and/or its Affiliates from the Sale or license of all such Licensed Products. In the event that LIBD derives any revenue from the Sale of products or services using or incorporating Licensed Products, the Parties shall agree to negotiate in good faith a reasonable royalty rate taking into account the rate set forth above in this Section 3.2.

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4. TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

4.1 Confidentiality

4.1.1 Nondisclosure and Non-Use. During the Term of this Agreement and for three (3) years thereafter, each of BullFrogAI and LIBD shall keep Confidential Information of the other Party confidential and shall not (i) use the other Party’s Confidential Information for any use or purpose not expressly permitted under this Agreement, and (ii) disclose the other Party’s Confidential Information to anyone other than those of its agents, employees, and consultants who need to know such Confidential Information for purposes expressly permitted under this Agreement. Any agent, employee or consultant who receives Confidential Information pursuant to clause (ii) in the foregoing sentence shall be bound by written obligations of confidentiality and non-use with respect to the Confidential Information that are no less stringent than the obligations set forth in this Agreement. The recipient Party covenants and agrees that it will employ all reasonable efforts to maintain all of the disclosing Party’s Confidential Information secret and confidential, such efforts to be made with no less than the degree of care employed by such recipient Party to prevent unauthorized use or disclosure of recipient Party’s own confidential information (and in no event less than a reasonable standard of care).

4.1.2 Exceptions. The confidentiality and non-use obligations set forth in Section 4.1.1 shall not apply to Confidential Information that the recipient Party can establish by written records (i) was in the recipient Party’s possession or known to recipient Party (as shown by its written records) prior to its receipt from the other Party; (ii) is generally available to the public or becomes available to the public other than as a result of a previous breach of this confidentiality undertaking by recipient Party; (iii) was legally received from a third party under no obligation of confidentiality with respect to such information of the disclosing Party and authorized to make such disclosure; or (iv) was independently developed by or on behalf of the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as demonstrated by documentary evidence prepared contemporaneously.

4.1.3 Authorized Disclosure. Either Party may disclose Confidential Information of the other Party to the extent necessary to comply with applicable law, regulation or court order, provided that such Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment, and such other Party shall provide its comments as soon as practicable.

4.2 Publicity. Upon execution of this Agreement, the Parties shall mutually agree on content and then issue a joint press release announcing this Agreement partnership. Following written approval of the proposed language from LIBD, BullFrogAI is free to use the project description and in any marketing material or conference presentations. Except as provided above or elsewhere in this Agreement, neither Party will discuss the Licensed Products with any third party without the prior written consent of the other Party, such consent to not be unreasonably withheld.

4.3 Use of Name. Neither Party shall have the right, express or implied, to use in any manner any name, logo, trademark or trade name, or any abbreviations, of the other Party or its employees, staff members or student names without the prior written consent of said Party. For the avoidance of doubt, neither Party shall use the name of the other Party in any publication without the prior written consent of said Party.

4.4 Remedies. The provisions of this Section 4 are necessary for the protection of the business and goodwill of the Parties and are considered by the Parties to be reasonable for such purpose. Each Party agrees that any breach of this Agreement by it may cause the other Party substantial and irreparable harm and, therefore, in the event of any such breach, in addition to other remedies that may be available to the disclosing Party, the disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

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5. PAYMENTS

5.1 Payments.

5.1.1 Payment of Royalties on Licensed Products. In further consideration of the grant of the rights and licenses by LIBD hereunder, commencing on the date of First Commercial Sale of each Licensed Product in any country or jurisdiction in the Territory and continuing for the duration of the Payment Term, BFAI shall pay LIBD a royalty based on Net Sales of all Licensed Products Sold by BFAI and/or its Affiliates. The royalty rate shall be {  }%; of Net Sales; provided that the royalty rate shall be {  }% on Net Sales of Licensed Products generated by LIBD.

5.1.2 Fees for Non-Exclusive License. For any Licensed Product for which LIBD exercises its right under Section 2.2 to change the exclusive license to a non-exclusive license, the royalty rate and Sublicensing Income fees shall be changed to {  }%.

5.2 Payment Dates and Reports. Payments under Section 5.1 shall be paid by BFAI within forty-five (45) days after the end of each Fiscal Quarter in which such Net Sales and/or Sublicensing Income are made and payments to LIBD are owed hereunder. Each such payment shall be accompanied by a report showing the Net Sales of each Licensed Product Sold by BFAI or an Affiliate of BFAI, in each country, the applicable royalty rate for such Licensed Product, and a calculation of the amount of royalty, plus all Sublicensing Income received by BFAI or an Affiliate of BFAI, the applicable rate and amount paid to BFAI and its Affiliates therefor.

5.3 Payment Term. BFAI shall pay royalties and other payments under Section 5.1 with respect to each Licensed Product on a country-by-country and Licensed Product-by-Licensed Product basis during the Payment Term.

5.4 Records; Audit Rights. BFAI and its Affiliates and Sublicensees shall keep for three (3) years from the date of each payment of royalties and other payments under Section 5.1 complete and accurate records of Sales by BFAI and its Affiliates and Sublicensees of each Licensed Product, in sufficient detail to allow the accruing royalties to be determined accurately. LIBD shall have the right for a period of three (3) years after receiving any such report or statement, to appoint at its expense, an independent certified public accountant reasonably acceptable to BFAI to inspect the relevant records of BFAI and its Affiliates and Sublicensees to verify such report or statement. BFAI and its Affiliates and Sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from LIBD, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised by LIBD more than once in any Fiscal Year nor more than once with respect to Sales of any Licensed Product in any given period. LIBD agrees to hold in strict confidence all information concerning such payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for LIBD to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both Parties. LIBD shall pay for such inspections, except that in the event there is any upward adjustment in the aggregate royalties, payable for any Fiscal Year shown by such inspection of more than three percent (3%) of the amount paid, BFAI shall pay for such inspection.

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5.5 Overdue Payments. All royalties and other payments under Section 5.1 not paid within the time period set forth in Section 5 shall bear interest at a rate of one and a half percent (1.5%) per month from the due date until paid in full; provided that, in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty or other payment when made shall be accompanied by all interest so accrued.

5.6 Withholding Taxes. All payments made by BFAI hereunder shall be made free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes (to the extent applicable). BFAI shall make any applicable withholding payments due on behalf of LIBD and shall promptly provide LIBD with written documentation of any such payment sufficient to satisfy the requirements of the United States Internal Revenue Service relating to an application by LIBD for a foreign tax credit for such payment. If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties or other payments in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to LIBD, and such payment shall be made by the deposit thereof in local currency to the credit of LIBD in a recognized banking institution designated by LIBD by written notice to BFAI. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties or other payments, on Sales in such country, such payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties or other payments that BFAI would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

5.7 Foreign Currency Exchange. All royalties or other payments shall be payable in full in the United States in United States Dollars, regardless of the countries in which Sales are made. Any Sales of Licensed Products incurred in a currency other than United States Dollars shall be converted to the United States Dollars equivalent using a rate of exchange that corresponds to the rate used by BFAI or any of its Affiliates or Sublicensees recording such receipt or expenditure, for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with accounting standards. If such Party is not required to perform such currency conversion for its accounting standards reporting with respect to the applicable period, then for such period such party shall convert its amounts received and expenses incurred into United States Dollars using exchange rates published by the U.S. Federal Reserve. For exchange rates not published by the U.S. Federal Reserve an alternative source will be agreed between the Parties.

6. INTELLECTUAL PROPERTY RIGHTS

6.1 Ownership.

6.1.1 Ownership of Existing Technologies and Data. BullFrogAI shall retain all right, title and interest in and to BFAI Background Technology and BullFrogAI’s Confidential Information, and no right, license, title or interest therein is transferred or granted to LIBD under this Agreement except for the right to use the Deliverables. LIBD shall retain all right, title and interest in and to LIBD Data, LIBD’s Intellectual Property Rights (except for those licenses granted by BFAI herein), and LIBD’s Confidential Information, and no right, license, title or interest therein is transferred or granted to BullFrogAI under this Agreement except for the right to use the the LIBD Data as provided in this Agreement and the Data Use Agreement.

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6.1.2 Licensed Products. BFAI owns the Licensed Products and the Intellectual Property Rights therein, except for those licenses granted by LIBD to BFAI herein and in the Data Agreement.

7. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

7.1 Patent Filing, Prosecution and Maintenance.

7.1.1 Patent Filing. During the Term of this Agreement, with respect to any Patent Rights of Licensed Products arising hereunder:

(a) BFAI, at its sole expense and acting through patent attorneys or agents of its choice, shall be responsible for, but not required to undertake, the preparation, filing, prosecution and maintenance of all Patent Rights relating to Licensed Products. At BFAI’s request, LIBD shall reasonably cooperate with and assist BFAI, at BFAI’s expense, in connection with such activities.

(b) Except as expressly provided in Section 9, neither Party makes any warranty with respect to the validity, perfection or dominance of any patent or other proprietary right or with respect to the absence of rights in third parties which may be infringed by the manufacture or Sale of any Licensed Product.

7.1.2 Information and Cooperation. BFAI shall keep LIBD informed of the status of the Patent Rights for which it is responsible in accordance with this Section 7.

7.2 Legal Action.

7.2.1 Actual or Threatened Infringement.

(a) In the event either Party becomes aware of any possible infringement or unauthorized possession or use of any Licensed Product(s) (collectively, an “Infringement”), that Party shall promptly notify the other Party and provide it with details (an “Infringement Notice”).

(b) BFAI shall have the first right and option, but not the obligation, to prosecute or prevent the Infringement of the Intellectual Property Rights in Licensed Products, at BFAI’s sole discretion and sole risk, cost and expense. If BFAI does not commence an action to prosecute, or otherwise take steps to prevent or terminate the Infringement within one hundred eighty (180) days from any Infringement Notice, then LIBD shall have the right and option, but not the obligation, to take such action as LIBD will consider appropriate to prosecute or prevent such Infringement.

(c) In the event of an infringement of Intellectual Property Rights in a Licensed Product, BFAI shall determine whether and how to prosecute or prevent the Infringement. If LIBD chooses to participate in such prosecution, then each Party shall bear an equal share of the cost of any proceeding or suit in connection with such action under this Section 7.2.1(c). An equal share of all sums recovered in such suit or settlement shall be received by each Party. LIBD shall have the right to be represented by counsel of its own selection in any suit instituted under this Section by BFAI for Infringement. If BFAI lacks standing and LIBD has standing to bring any such suit, action or proceeding, then LIBD shall bring such suit at the request and expense of BFAI. In any action under this Section 7.2.1, the Parties shall fully cooperate with and assist each other.

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7.2.2 Defense of Claims.

(a) In the event that any action, suit or proceeding is brought against LIBD or BFAI or any Affiliate or sublicensee of either Party alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, Sale, importation or offer for Sale of a Licensed Product or use of BFAI Background Technology in the discovery, development, Activities, manufacture, use, Sale, offer for Sale, or importation of a Licensed Product, BFAI shall have the sole right and obligation to defend itself and LIBD in such action, suit or proceeding at its sole expense. LIBD shall have the right to separate counsel at its own expense in any such action or proceeding.

(b) The Parties shall cooperate with each other in the defense of any such suit, action or proceeding. Subject to the foregoing, each Party shall have the option to assume control of the defense of any action, suit or proceeding which principally relates to the use of such Party’s own technology or data. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement.

(c) Neither Party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves the use of the other’s technology, data or Patent Rights without the other Party’s advice and prior consent, provided that the Party not defending the suit shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on its business. If the defending Party agrees that the other Party should institute or join any suit, action or proceeding pursuant to this Section, the defending Party may at its expense, join the other Party as a Party to the suit, action or proceeding, and the Party so joined shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

(d) If as a consequence of such action, suit or proceeding by a Third Party claiming that the discovery, development, manufacture, use or Sale of a Licensed Product infringes such Third Party’s intellectual property rights, the Parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this Agreement and on possible modifications thereto.

8. TERMINATION

8.1 Term. This Agreement shall commence on the Effective Date and shall continue so long as BFAI receives Net Sales or income from the licensing of Licensed Products, unless earlier terminated in accordance with the provisions of this Section 8 (the “Term”). For the avoidance of doubt, it is agreed that the Term shall not end once BFAI has received Net Sales or income, if there is some period of interruption between BFAI’s receipt of Net Sales or income from the licensing of Licensed Products, and that the Term shall continue through any time in which BFAI receives Net Sales or income from the licensing of Licensed Products.

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8.2 Termination. This Agreement may be terminated at any time by either Party as follows:

8.2.1 Termination for Breach. In the event that either Party defaults or breaches any material term of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement by giving thirty (30) days’ written notice to the defaulting Party in the case of a breach of this Agreement; provided, however, that in the case of a default or breach capable of being cured, if the said defaulting Party shall cure the said default or breach within such thirty (30) days after the said notice shall have been given, then the said notice shall not be effective.

8.2.2 Termination for Insolvency. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver, trustee, or similar agent over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

8.2.3 Consequences of Termination. In the event of termination of this Agreement by LIBD pursuant to Section 8.2.1 above the licenses granted to BFAI pursuant to Section 2.1 shall immediately terminate, and in the event of termination of this Agreement by BFAI pursuant to Section 8.2.1 above the licenses granted to BFAI pursuant to Section 2.1 shall survive termination along with their royalty obligations. Each Party shall within thirty (30) days of the termination date, destroy, or at the other Party’s request return, all of the other Party’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement), and shall provide the other Party with certification by an officer that all such Confidential Information and materials have been destroyed or returned, as appropriate.

8.3 Surviving Provisions. Termination and expiration of this Agreement for any reason shall be without prejudice to:

(a) the rights and obligations of the Parties provided in Sections 3.2, 8.2.3, 8.3 and Section 4, 5, 6, 7, 10, 11, and 12, all of which shall survive such termination;

(b) LIBD’s rights to receive royalties and other payments under Section 5.1 for the duration of any applicable Payment Term; and

(c) any other rights or remedies provided at law or equity which either Party may otherwise have against the other.

9. REPRESENTATIONS AND WARRANTIES

LIBD and BFAI each represents and warrants to the other, as of the Effective Date as follows:

9.1 Organization. It is a corporation duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

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9.2 Authorization. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any further consent or approval of its stockholders or (b) violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

9.3 Binding Agreement. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

9.4 No Inconsistent Obligation. It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a Party to enter into this Agreement and to perform its obligations hereunder.

10. INDEMNIFICATION

10.1 BullFrogAI Indemnification. BullFrogAI shall indemnify, defend, and hold harmless, LIBD, its employees, agents, directors, trustees and officers (“Representatives”), from and against any and all losses, damages, liabilities, or costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action or proceeding (“Claim”) based on BullFrogAI’s: (i) negligence or willful misconduct; (ii) use of the LIBD Data in a manner not authorized by this Agreement; or (iii) use of LIBD Data in a manner not authorized by LIBD’s brain collection consent protocol, except to the extent that such Claims result from the gross negligence or intentional misconduct of LIBD, provided that BullFrogAI may not settle any Claim against LIBD unless such settlement completely and forever releases LIBD from all liability with respect to such Claim or unless LIBD consents to such settlement, and further provided that LIBD shall have the right, at its option, to defend itself against any such Claim or to participate in the defense thereof by counsel of its own choice.

10.2 LIBD Indemnification. LIBD shall indemnify, defend, and hold harmless, BullFrogAI, its Representatives, from and against any Losses resulting from any Claim based on LIBD’s negligence or willful misconduct, except to the extent that such Claims result from the gross negligence or intentional misconduct of BullFrogAI, provided that LIBD may not settle any Claim against BullFrogAI unless such settlement completely and forever releases BullFrogAI from all liability with respect to such Claim or unless BullFrogAI consents to such settlement, and further provided that BullFrogAI shall have the right, at its option, to defend itself against any such Claim or to participate in the defense thereof by counsel of its own choice.

10.3 Insurance. BullFrogAI shall maintain insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a publicly traded company of its size and focus (or reasonable self-insurance sufficient to provide materially the same level and type of protection). BullFrogAI shall provide to LIBD, upon request of LIBD, from time to time during the Term of this Agreement, a certificate of insurance verifying the existence of such insurance. However, it is understood that the maintenance of such insurance coverage will not relieve either Party of its other obligations under this Agreement.

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10.4 Conditions to Indemnification. A Party seeking indemnification under this Section 10 (the “Indemnified Party”) shall give prompt notice of the Claim to the other Party (the “Indemnifying Party”) and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such Claim and disposition of any such Claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any Claim as the settlement or disposition relates to Parties being indemnified under this Section 10 and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any Claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any Claim for which indemnification is sought under this Section 10.

10.5 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. LIBD DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE LIBD DATA, INCLUDING WITHOUT LIMITATION, THE SALE OF LICENSED PRODUCTS OR OTHER, USE, ACTIVITIES OR OTHER EXPLOITATION OF THE LICENSED PRODUCTS OR DELIVERABLES, THAT IT WILL NOT INFRINGE OR MISAPPROPRIATE ANY PATENT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY. ANY WARRANTY MADE BY BULLFROGAI TO ITS CUSTOMERS, USERS OF ANY LICENSED PRODUCT OR ANY OTHER THIRD PARTY ARE MADE BY BULLFROGAI ALONE AND SHALL NOT BIND LIBD OR BE DEEMED OR TREATED AS HAVING BEEN MADE BY LIBD. LIBD MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER AS TO ANY RESULTS TO BE ACHIEVED IN CONSEQUENCE OF BULLFROGAI CARRYING OUT ANY DEVELOPMENT EFFORTS OR ACTIVITIES UNDER THIS AGREEMENT, OR THAT THAT THE DEVELOPMENT OR ACTIVITIES OF ANY LICENSED PRODUCT WILL BE SUCCESSFUL OR THAT ANY LICENSED PRODUCT WILL BE COMMERCIALLY EXPLOITABLE.

10.6 Limited Liability.

10.6.1 Except with respect to its indemnification obligations or any meaningful breach of its confidentiality obligations, in no event shall LIBD be liable for any use by BullFrogAI, its employees or agents, of the LIBD Data, for any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from any legal or equitable theory, including breach of contract, tort (including negligence), strict liability or otherwise, for any (a) consequential, incidental, indirect, exemplary, special, enhanced, or punitive damages, (b) increased costs, diminution in value, or lost business, production, revenues, or profits, (c) loss of goodwill or reputation, (d) use, inability to use, loss, interruption, delay, or recovery of any data or breach of data or system security, or (e) cost of replacement goods or services, in connection with, this Agreement , regardless of whether such damage was foreseeable and whether or not the damaged party has been advised of the possibility of such damages. Except with respect to its indemnification obligations or any meaningful breach of its confidentiality obligations, in no event will LIBD’s aggregate liability arising out of or related to this Agreement, exceed one hundred dollars.

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10.6.2 Except with respect to its indemnification obligations or any meaningful breach of its confidentiality obligations, in no event shall BullFrogAI be liable for any (a) consequential, incidental, indirect, exemplary, special, enhanced, or punitive damages, (b) increased costs, diminution in value, or lost business, production, revenues, or profits, or (c) loss of goodwill or reputation, regardless of whether such damage was foreseeable and whether or not the damaged party has been advised of the possibility of such damages.

11. DISPUTE RESOLUTION

11.1 Arbitration. All disputes or claims arising between the Parties in connection with, or under, this Agreement, the construction thereof, or the rights, duties or liabilities of either Party, and which dispute cannot be amicably resolved by the good faith efforts of the senior executives of the Parties within thirty (30) days of submission of such dispute to the executives, shall be resolved by binding arbitration in accordance with the Rules for Arbitration of the American Arbitration Association. The arbitration panel shall be composed of a single arbitrator. The seat and venue of the arbitration shall be Washington, DC. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction or the arbitrator, any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the arbitrators’ determination of the merits of the controversy.

12. MISCELLANEOUS

12.1 Notices. All notices and communications shall be in writing mailed via certified mail, return receipt requested, courier, or e-mail with acknowledgment of receipt by reply e-mail addressed as follows, or to such other address as may be designated from time to time:

If to BFAI:	If to LIBD:
325 Ellington Blvd., #317	855 N. Wolfe Street, Suite 300
Gaithersburg, MD 20878	Baltimore, MD 21205
Tel: 240-658-6710	Tel: 410-955-1000
Email: Vin.Singh@bullfrogai.com	Email: Elaine.Jones@libd.org
Attention: Vin Singh, CEO	Attention: Research and Administration

With a copy to: Crowell & Moring LLP	With a copy to:
1001 Pennsylvania Ave., NW	855 N. Wolfe Street, Suite 300
Washington, DC 20004	Baltimore, MD 21205
Tel: 202-624-2904	Tel: 410-502-6517
Email: mkass@crowell.com	Email: Rebecca.Freedman@libd.org
Attention: Mark Kass	Attention: General Counsel

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Except as otherwise expressly provided in this Agreement or in writing by both Parties, any notice, communication or payment required to be given or made shall be deemed given or made and effective (i) when delivered personally; (ii) when delivered by telex or telecopy (if not a payment ); (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated below; or (iv) to the extent such notice may be sent via e-mail, upon reply e-mail to the sender, or to such other address as such Party may designate by written notice in accordance with accordance with the provisions of this Section 12.1.

12.2 Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Maryland (without regard to the conflict of laws provision thereof).

12.3 Entire Agreement; Amendment. This Agreement and its attachments set forth all of the covenants, promises, agreements, warranties, representations, and understandings between the Parties hereto with respect to the subject matter hereof, including but not limited to the MOU, and constitute and contain the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and cancel, supersede and terminate all prior agreements and understanding between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto in writing and signed by the respective authorized officers of the Parties.

12.4 Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

12.5 Severability. If any term, covenant or condition of this Agreement shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable law.

12.6 Parties in Interest. Except as set forth in Sections 10.1 and 10.2 hereof, nothing in this Agreement (express or implied) is intended to or shall confer upon any third party any rights, benefits or remedies of any nature whatsoever by reason of this Agreement.

12.7 Prevailing Party. In the event of any legal action, arbitration, or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and court costs from the non-prevailing party.

12.8 Assignment and Successors. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such prior written consent, to an entity which acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.8 shall be null and void.

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12.9 Independent Contractors. The relationship between BullFrogAI and LIBD created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

12.10 Force Majeure. Neither BFAI nor LIBD shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In event of such Force Majeure event, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

12.11 Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

12.12 Further Assurances. Each of LIBD and BullFrogAI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Lieber Institute, Inc. (d/b/a: Lieber Institute for Brain Development)

By:

Name:

Title:

BullFrog AI Management, LLC

By:

Name:

Title:

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EXHIBIT A

LICENSED PRODUCTS

To Be Added To Per the definition of “Licensed Products”

A-1